Exhibit 99.1

ITT Reports Strong 2012 Results, Solid 2013 Guidance

2012 Full-Year Highlights from Continuing Operations

  Revenue up 7 percent to $2.2 billion with organic revenue up 8 percent
  GAAP earnings totaled $1.16 per share
  Adjusted earnings of $1.68 per share reflect strong operational performance; results include $0.02 negative impact from Bornemann acquisition
  Cash from operating activities totaled $247 million; adjusted free cash flow conversion was 172 percent

2013 Outlook

  10 percent total revenue growth
  10 percent growth in adjusted earnings per share at the mid-point of 2013 guidance
  10 percent dividend increase to $0.10 per share
  Up to $75 million of additional share repurchases

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--February 27, 2013--ITT Corporation (NYSE: ITT) today reported its 2012 full-year and fourth-quarter financial performance, including solid gains in revenue and adjusted earnings per share from continuing operations.

The company had 2012 annual revenue of $2.2 billion, reflecting 7 percent overall growth and 8 percent organic growth (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) compared with the prior year. Revenue results included 13 percent growth in North America and 12 percent growth in emerging markets. In 2012, solid gains and strength in core markets including oil and gas, chemical, mining and automotive offset weakness in the connectors market.

On a GAAP basis, 2012 earnings from continuing operations totaled $1.16 per share, compared with a loss of $6.22 per share in the prior year that was driven by impacts associated with the spin-offs of ITT’s former defense and water businesses. Adjusted earnings from continuing operations, which excludes special items, increased to $1.68 per share. Before the impact of the Bornemann acquisition, adjusted earnings would have been $1.70 per share, reflecting the company’s strong operational performance, which offset incremental post-spin recurring costs and unfavorable foreign exchange. Special items primarily included costs related to the company’s separation plan, restructuring initiatives and Bornemann Pumps items, as well as asbestos-related costs and tax items.

In the fourth quarter, revenue was up 9 percent to $554 million with organic revenue up 7 percent compared to the prior year. GAAP earnings from continuing operations totaled $0.24 per share. Adjusted earnings for the quarter were up to $0.37 per share, reflecting impacts from strategic portfolio actions and a higher-than-anticipated 35 percent effective tax rate. Before the impact of Bornemann, adjusted earnings would have been $0.39 per share.

“Over the past year as a truly global diversified industrial company, ITT delivered on our commitments and leveraged our sharper focus to propel the swift and consistent execution of our strategies to drive profitable growth and value creation. Our outstanding team achieved a number of successes including delivering double-digit growth in North America and emerging markets, completing the acquisition of Bornemann Pumps and continuing to strengthen our relationships with customers to grow our market share in several key end markets,” said Denise Ramos, chief executive officer and president.

“As we look forward to 2013, we’ll continue to build on the strong foundation we developed in 2012 and continue to make progress against our key growth drivers. While we expect the global economic environment to remain uncertain, we will leverage the advantages we gain from our balanced and diversified portfolio and continue our focus on consistent execution and disciplined capital deployment to drive value creation for customers, employees and shareowners.”

ITT also announced that in 2013 it will continue to return capital to shareowners by executing up to $75 million of additional share repurchases and increasing its dividend by 10 percent to 10 cents per share. The ITT Board of Directors has approved the cash dividend for the first quarter of 2013, which will be payable on April 1, 2013, to shareowners of record on March 15, 2013.

2012 Full-Year and Fourth-Quarter Business Segment Results

All full-year and quarterly results are compared with the respective prior-year period

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  Full-year total revenue was up 25 percent to $956 million and organic revenue was up 20 percent driven by volume growth across all geographic regions and end-markets, with significant strength coming from North America oil and gas and general industry, global chemical and mining, and the successful integration of Blakers Pump Engineers.
  Fourth-quarter 2012 total revenue increased 22 percent to $257 million and organic revenue was up 15 percent as a result of growth in North America in all markets and significant growth in global oil and gas and chemical markets.
  For the full year, adjusted segment operating income was up 15 percent to $109 million driven by increased sales volume and net operating productivity, offset by incremental post-spin recurring costs. For the fourth quarter, adjusted operating income for the segment was up 15 percent to $25 million, as net operating productivity more than offset a higher large-project mix and the operational impact of the Bornemann Pumps acquisition.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  Full-year total revenue for Motion Technologies was down 1 percent to $626 million due to unfavorable foreign currency translation. However, organic revenue was up 6 percent led by market share gains in China and the United States, as well as modest growth in Europe despite difficult European automotive industry conditions.
  2012 fourth-quarter total revenue increased 3 percent to $140 million while organic revenue increased 7 percent due to market share gains in global automotive and market growth in the United States and China.
  For 2012, adjusted segment operating income was $85 million, down 1 percent from the previous year. Results reflected net operating productivity and volume increases offset by unfavorable foreign currency impacts of $9 million and expenses incurred in the start-up of a new production and research facility in Wuxi, China. Fourth-quarter adjusted operating income was $17 million, a 6 percent decrease as improved volumes and productivity were offset by reduced aftermarket, unfavorable foreign currency impacts of $2 million and expenses incurred in the start-up of a new production and research facility in Wuxi, China.

Interconnect Solutions designs and manufactures connectors and interconnects for the aerospace, industrial and transportation markets.

  Full-year 2012 total revenues declined 10 percent to $376 million while organic revenues decreased 8 percent due to declining share in the communication and transportation markets combined with overall connector industry weakness in 2012.
  Fourth-quarter 2012 total revenue for Interconnect Solutions declined 8 percent to $92 million with organic revenue declining 7 percent. In the quarter, increases in general industrial connectors and oil and gas connectors were more than offset by overall connector market decreases as well as declines in communication, aerospace and defense connectors.
  Full-year adjusted operating income was $15 million, down 63 percent compared with 2011 as benefits from current year restructuring actions were more than offset by lower volumes, unfavorable impacts from sales mix and a prior-year gain on the sale of a product line. Adjusted operating income for the fourth quarter was $6 million, a 21 percent decline, as favorable impacts from restructuring actions taken in 2012 were offset by lower volumes and an unfavorable sales mix.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets.

  Full-year total and organic revenue for Control Technologies was down 3 percent to $277 million. However, excluding the impact of a large prior-year rail project, revenue was up 3 percent as strength in aerospace offset weakness in the defense market.
  Fourth-quarter 2012 total and organic revenue were flat at $68 million, as increases in commercial aerospace were offset by declines in defense, the impact of the prior-year rail project and general weakness in the European industrial market.
  Full-year adjusted segment operating income was up 2 percent to $59 million due primarily to productivity and pricing initiatives offset by unfavorable changes in sales mix. Fourth-quarter adjusted operating income was up 30 percent to $16 million as the result of solid pricing and net operating productivity.
  In the fourth quarter of 2012, ITT successfully divested its shape-cutting product lines and recognized a $9 million gain. This divestiture is reported in discontinued operations for all reporting periods.

2013 Preliminary Guidance

The company announced 2013 guidance including a 10 percent mid-point increase in adjusted earnings per share from continuing operations, with a range of $1.80 to $1.90 per share. This range reflects a $0.02 negative impact from the recent currency devaluation in Venezuela.

Total revenue is expected to grow 9 to 11 percent driven by growth in the oil and gas, chemical and industrial markets, share gains in the global automotive market, the impact of the Bornemann Pumps acquisition and emerging market growth, partially offset by weakness in the mining and defense end markets. The company expects emerging market growth will be approximately 15 percent.

ITT also expects solid adjusted segment operating margin growth of 50 basis points due to benefits from restructuring and productivity actions that will more than offset acquisition impacts.

The company expects to increase adjusted EPS from continuing operations by improving productivity and integrating the Bornemann Pumps acquisition, while funding key investments to enhance global capabilities for the oil and gas market and driving Lean transformation activities across its facilities.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EST to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2012 revenues of $2.2 billion. For more information, visit www.itt.com.

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include, but are not limited to: Uncertainties with respect to our estimation of asbestos liability exposures, third-party recoveries and net cash flow; economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. or International sales and operations; contingencies related to actual or alleged environmental contamination, claims and concerns; decline in consumer spending; sales and revenues mix and pricing levels; availability of adequate labor, commodities, supplies and raw materials; interest and foreign currency exchange rate fluctuations and changes in local government regulations; competition, industry capacity and production rates; ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; our ability to borrow and availability of liquidity sufficient to meet our needs; changes in the value of goodwill or intangible assets; our ability to achieve stated synergies or cost savings from acquisitions or divestitures; the number of personal injury claims filed against the companies or the degree of liability; our ability to effect restructuring and cost reduction programs and realize savings from such actions; changes in our effective tax rate as a result in changes in the geographic earnings mix, tax examinations or disputes, tax authority rulings or changes in applicable tax laws; government regulations and compliance therewith, including Dodd-Frank legislation involving such issues as conflict minerals; changes in technology; intellectual property matters; governmental investigations; potential future employee benefit plan contributions and other employment and pension matters; susceptibility to market fluctuations and costs as a result of becoming a smaller, more focused company after the spin-off; changes in generally accepted accounting principles; and other factors set forth in our Annual Report on Form 10−K for the fiscal year ended December 31, 2011 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED INCOME STATEMENTS (In millions, except per share) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Revenue	$554.3	$509.9	$2,227.8	$2,085.6

Costs of revenue	380.9	357.1	1,547.6	1,440.6
Selling, general and administrative expenses	112.6	85.7	388.1	325.2
Research and development expenses	14.9	15.6	62.7	63.5
Asbestos-related costs, net	15.8	9.6	50.9	100.4
Transformation costs	1.1	311.9	13.0	396.1
Restructuring and asset impairment charges, net	7.9	3.2	14.0	4.7
Total costs and expenses	533.2	783.1	2,076.3	2,330.5

Operating income (loss)	21.1	(273.2)	151.5	(244.9)
Interest and non-operating (income) expenses, net	2.4	4.9	2.4	71.0
Income (loss) from continuing operations before
Income tax (benefit) expense	18.7	(278.1)	149.1	(315.9)
Income tax (benefit) expense	(3.4)	268.5	39.6	260.6
Income (loss) from continuing operations	22.1	(546.6)	109.5	(576.5)
Income from discontinued operations, net of tax	10.3	17.6	15.9	447.0
Net Income (loss)	$32.4	$(529.0)	$125.4	$(129.5)

Earnings (Loss) Per Share
Basic EPS
Continuing operations	$0.24	$(5.87)	$1.18	$(6.22)
Discontinuing operations	0.11	0.19	0.17	4.82
Net income (loss)	$0.35	$(5.68)	$1.35	$(1.40)

Diluted EPS
Continuing operations	$0.24	$(5.87)	$1.16	$(6.22)
Discontinuing operations	0.11	0.19	0.17	4.82
Net income (loss)	$0.35	$(5.68)	$1.33	$(1.40)

Average common shares - basic	92.3	93.1	93.0	92.8
Average common shares - diluted	93.5	93.1	94.1	92.8

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In millions) (Unaudited)

	For Year Ended
	December 31,
	2012	2011
Assets
Current Assets:
Cash and cash equivalents	$544.5	$689.8
Receivables, net	440.3	390.5
Inventories, net	304.2	248.1
Other current assets	251.4	433.3
Total current assets	1,540.4	1,761.7

Plant, property and equipment, net	373.1	321.4
Goodwill	651.4	497.5
Other intangible assets, net	123.3	76.6
Asbestos-related assets	525.3	821.3
Other non-current assets	172.6	193.0
Total assets	3,386.1	3,671.5

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	347.0	361.1
Accrued liabilities	458.3	472.9
Total current liabilities	805.3	834.0

Asbestos-related liabilities	1,255.0	1,529.1
Postretirement benefits	330.3	315.4
Other non-current liabilities	292.3	298.2
Total liabilities	2,682.9	2,976.7

Shareholders' equity	703.2	694.8
Total liabilities and shareholders' equity	$3,386.1	$3,671.5

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Twelve Months Ended
	December 31,
	2012	2011

Operating Activities
Net income	$125.4	$(129.5)
Less: (Loss) income from discontinued operations	15.9	447.0
Income (loss) from continuing operations	109.5	(576.5)

Adjustments to income (loss) from continuing operations:
Depreciation and amortization	71.1	71.3
Stock-based compensation	12.4	11.5
Asbestos-related costs, net	50.9	100.4
Transformation costs	13.0	396.1
Deferred income taxes	34.1	302.4
Asbestos-related payments, net	(20.1)	(22.0)
Transformation-related payments	(47.3)	(355.0)
Contributions to postretirement plans	(71.0)	(30.8)
Change in receivables	(17.7)	(71.0)
Change in inventories	(8.7)	(37.0)
Change in accounts payable	(4.3)	3.3
Change in accrued expenses	(10.1)	34.8
Change in accrued income taxes	84.1	(97.5)
Other, net	51.2	(52.4)
Net Cash - Operating Activities	247.1	(322.4)

Investing Activities
Capital expenditures	(83.8)	(102.3)
Acquisitions, net of cash acquired	(193.2)	(15.6)
Proceeds from sale of discontinued operations and other assets	39.5	10.4
Purchases of investments	(38.2)	-
Other, net	1.0	1.0
Net Cash — Investing Activities	(274.7)	(106.5)

Financing Activities
Short-term debt, net	(24.8)	3.5
Long-term debt, net	0.3	(1,318.7)
Proceeds from issuance of common stock	58.0	60.0
Repurchase of common stock	(116.8)	(6.6)
Tax benefit from share-based compensation	6.4	7.2
Dividends paid	(34.2)	(193.0)
Contributions from Exelis and Xylem, net	-	1,671.0
Distributions of Exelis and Xylem, net	-	699.9
Other, net	3.1	(1.0)
Net Cash — Financing Activities	(108.0)	922.3

Exchange rate effects on cash and cash equivalents	(4.0)	(9.4)

Cash from (used for) discontinued operations:
Operating Activities	(3.2)	561.2
Investing Activities	(0.1)	(467.3)
Financing Activities	(2.4)	(527.1)
Exchange rate effects on cash and cash equivalents	-	6.7
Net Cash – Discontinued Operations	(5.7)	(426.5)

Net change in cash and cash equivalents	(145.3)	57.5
Cash and cash equivalents — beginning of year	689.8	1,032.3
Cash and cash equivalents — end of period	544.5	1,089.8
Less: Cash and Cash Equivalents distributed to Exelis and Xylem	-	(400.0)
Cash and Cash Equivalents of Continuing Operations - End of Period	$544.5	$689.8

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, orders growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of this Reg. G reconciliation.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during the current year. Divestitures include sales of insignificant portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes no change in exchange rates from the prior period.

Adjusted Segment Operating Income is defined as operating income, adjusted to exclude costs incurred in connection with the acquisition of Bornemann Pumps, the Transformation, restructuring charges and spin-related repositioning charges; and Adjusted Segment Operating Margin is defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consisting of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Pro Forma Income from Continuing Operations and Adjusted Pro Forma EPS from Continuing Operations are defined as income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items and include pro forma adjustments. Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, restructuring costs and asset impairment charges, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. Pro Forma adjustments in 2011 reflect the elimination of interest expense as if repayment of $1,250M of long term debt occurred January 1, 2011 and elimination of interest income as if $400M of aggregate cash was distributed to the spun-off companies on January 1, 2011.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation Reported vs. Organic Revenue / Order Growth Fourth Quarter 2012 & 2011

($ 000's)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A

	3M 2012	3M 2011	Change 2012 vs. 2011	% Change 2012 vs. 2011	Acquisition / Divestitures 3M 2012	FX Impact 3M 2012	Change Adj. 12 vs. 11	% Change Adj. 12 vs. 11

Revenues

ITT Corporation - Consolidated	554.3	509.9	44.4	8.7%	(14.6)	4.9	34.7	6.8%

Industrial Process	256.5	210.2	46.3	22.0%	(14.6)	(1.2)	30.5	14.5%
Motion Technologies	139.8	135.4	4.4	3.2%	0.0	5.2	9.6	7.1%
Interconnect Solutions	92.1	99.7	(7.6)	-7.6%	0.0	0.9	(6.7)	-6.7%
Control Technologies	67.9	68.1	(0.2)	-0.3%	0.0	0.1	(0.1)	-0.1%

Orders

Total Segment Orders	539.2	534.9	4.3	0.8%	(8.9)	5.0	0.4	0.1%

Industrial Process	234.6	235.2	(0.6)	-0.3%	(8.9)	(0.9)	(10.4)	-4.4%
Motion Technologies	141.5	149.4	(7.9)	-5.3%	0.0	5.0	(2.9)	-1.9%
Interconnect Solutions	92.5	95.0	(2.5)	-2.6%	0.0	0.8	(1.7)	-1.8%
Control Technologies	72.2	56.7	15.5	27.3%	0.0	0.1	15.6	27.5%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation Reported vs. Organic Revenue / Order Growth Full Year 2012 & 2011

($ 000's)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A

	12M 2012	12M 2011	Change 2012 vs. 2011	% Change 2012 vs. 2011	Acquisition / Divestitures 12M 2012	FX Impact 12M 2012	Change Adj. 12 vs. 11	% Change Adj. 12 vs. 11

Revenues

ITT Corporation - Consolidated	2,227.8	2,085.6	142.2	6.8%	(37.2)	58.9	163.9	7.9%

Industrial Process	955.8	766.7	189.1	24.7%	(39.4)	5.4	155.1	20.2%
Motion Technologies	626.2	634.4	(8.2)	-1.3%	0.0	46.5	38.3	6.0%
Interconnect Solutions	375.7	417.8	(42.1)	-10.1%	2.2	7.1	(32.8)	-7.9%
Control Technologies	277.1	285.5	(8.4)	-2.9%	0.0	0.1	(8.3)	-2.9%

Orders

Total Segment Orders	2,241.8	2,240.4	1.4	0.1%	(32.5)	57.1	26.0	1.2%

Industrial Process	954.9	916.7	38.2	4.2%	(34.7)	5.3	8.8	1.0%
Motion Technologies	626.3	642.2	(15.9)	-2.5%	0.0	45.3	29.4	4.6%
Interconnect Solutions	383.9	413.9	(30.0)	-7.2%	2.2	7.0	(20.8)	-5.0%
Control Technologies	283.8	287.7	(3.9)	-1.4%	0.0	(0.1)	(4.0)	-1.4%

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Reported vs Adjusted Segment Operating Income & OI Margin Fourth Quarter of 2012 & 2011

($ 000's)

	3M 2012	3M 2012		3M 2012		3M 2012	3M 2011	3M 2011		3M 2011		3M 2011	% Change		% Change
													As Reported 12		As Adjusted 12
	As Reported	Special Items		Restructuring		As Adjusted	As Reported	Special Items		Restructuring		As Adjusted	vs. 11		vs. 11

Revenue:
Industrial Process	256.5					256.5	210.2					210.2	22.0%		22.0%
Motion Technologies	139.8					139.8	135.4					135.4	3.2%		3.2%
Interconnect Solutions	92.1					92.1	99.7					99.7	-7.6%		-7.6%
Control Technologies	67.9					67.9	68.1					68.1	-0.3%		-0.3%
Intersegment eliminations	(2.0)					(2.0)	(3.5)					(3.5)	-42.9%		-42.9%
Total Revenue	554.3					554.3	509.9					509.9	8.7%		8.7%

Operating Margin:
Industrial Process	7.5%	200	BP	-	BP	9.5%	9.0%	100	BP	10	BP	10.1%	(150)	BP	(60)	BP
Motion Technologies	12.2%	-	BP	20	BP	12.4%	13.5%	-	BP	-	BP	13.5%	(130)	BP	(110)	BP
Interconnect Solutions	0.4%	30	BP	580	BP	6.5%	4.0%	50	BP	300	BP	7.5%	(360)	BP	(100)	BP
Control Technologies	24.1%	-	BP	-	BP	24.1%	16.9%	150	BP	-	BP	18.4%	720	BP	570	BP
Total Operating Segments	9.6%	90	BP	100	BP	11.5%	10.2%	90	BP	60	BP	11.7%	(60)	BP	(20)	BP

Income:
Industrial Process	19.2	5.1		0.2		24.5	18.9	2.3		0.1		21.3	1.6%		15.0%
Motion Technologies	17.0	0.0		0.2		17.2	18.2	0.1		0.0		18.3	-6.6%		-6.0%
Interconnect Solutions	0.4	0.2		5.3		5.9	4.0	0.4		3.1		7.5	-90.0%		-21.3%
Control Technologies	16.3	0.0		0.0		16.3	11.5	1.0		0.0		12.5	41.7%		30.4%
Total Segment Operating Income	52.9	5.3		5.7		63.9	52.6	3.8		3.2		59.6	0.6%		7.2%

Note: Immaterial differences due to rounding.

Special items may include, but are not limited to, costs associated with the Bornemann Pumps acquisition, transformation and repositioning costs, restructuring costs and other unusual and infrequent non-operating items.

ITT Corporation Reported vs Adjusted Segment Operating Income & OI Margin Full Year of 2012 & 2011

($ 000's)

	12M 2012	12M 2012		12M 2012		12M 2012	12M 2011	12M 2011		12M 2011		12M 2011	% Change		% Change
													As Reported 12		As Adjusted 12
	As Reported	Special Items		Restructuring		As Adjusted	As Reported	Special Items		Restructuring		As Adjusted	vs. 11		vs. 11

Revenue:
Industrial Process	955.8					955.8	766.7					766.7	24.7%		24.7%
Motion Technologies	626.2					626.2	634.4					634.4	-1.3%		-1.3%
Interconnect Solutions	375.7					375.7	417.8					417.8	-10.1%		-10.1%
Control Technologies	277.1					277.1	285.5					285.5	-2.9%		-2.9%
Intersegment eliminations	(7.0)					(7.0)	(18.8)					(18.8)	-62.8%		-62.8%
Total Revenue	2,227.8					2,227.8	2,085.6					2,085.6	6.8%		6.8%

Operating Margin:
Industrial Process	10.4%	90	BP	10	BP	11.4%	11.9%	30	BP	-	BP	12.2%	(150)	BP	(80)	BP
Motion Technologies	13.3%	-	BP	30	BP	13.6%	13.4%	20	BP	-	BP	13.6%	(10)	BP	-	BP
Interconnect Solutions	1.8%	20	BP	200	BP	4.0%	9.0%	20	BP	70	BP	9.9%	(720)	BP	(590)	BP
Control Technologies	21.0%	-	BP	30	BP	21.3%	19.3%	40	BP	50	BP	20.2%	170	BP	110	BP
Total Operating Segments	11.1%	50	BP	40	BP	12.0%	12.8%	40	BP	20	BP	13.4%	(170)	BP	(140)	BP

Income:
Industrial Process	99.3	9.1		0.2		108.6	91.5	2.6		0.4		94.5	8.5%		14.9%
Motion Technologies	83.1	0.0		2.2		85.3	85.3	0.6		0.0		85.9	-2.6%		-1.3%
Interconnect Solutions	6.9	0.8		7.2		14.9	37.8	0.6		2.9		41.3	-81.7%		-62.7%
Control Technologies	58.3	0.0		0.8		59.1	55.2	1.0		1.4		57.6	5.6%		2.3%
Total Segment Operating Income	247.6	9.9		10.4		267.9	269.8	4.8		4.7		279.3	-8.2%		-4.4%

Note: Immaterial differences due to rounding.

Special items may include, but are not limited to, costs associated with the Bornemann Pumps acquisition, transformation and repositioning costs, restructuring costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS Fourth Quarter of 2012 & 2011 (Unaudited) ($ Millions, except EPS and shares)

	Q4 2012 As Reported	Non-GAAP Adjustments		Q4 2012 As Adjusted	Q4 2011 As Reported	Non-GAAP Adjustments		Pro Forma Adjustments		Q4 2011 As Adjusted		Change 2012 vs. 2011 As Adjusted	Percent Change 2012 vs. 2011 As Adjusted

Segment Operating Income	52.9	11.0	#A	63.9	52.6	7.0	#A	-		59.6

Interest Income (Expense)	(0.6)	-		(0.6)	(6.6)	-		3.0	#C	(3.6)
Other Income (Expense)	(1.8)	-		(1.8)	1.7	(2.0)	#B	-		(0.3)
Gain on sale of Assets	-	-		-		-		-		-
Corporate (Expense)	(31.8)	23.9	#B	(7.9)	(325.8)	305.1	#B	-		(20.7)

Income (Loss) from Continuing Operations before Tax	18.7	34.9		53.6	(278.1)	310.1		3.0		35.0

Income Tax Benefit (Expense)	3.4	(22.3)	#D	(18.9)	(268.5)	268.7	#D	(1.1)		(0.9)

Income (Loss) from Continuing Operations	22.1	12.6		34.7	(546.6)	578.8		1.9		34.1

EPS from Continuing Operations	0.24	0.13		0.37	(5.87)	6.15		0.02		0.36	#E	0.01	3%

Note: Amounts may not calculate due to rounding.

#A - 2012 Segment operating income includes Transformation & Repositioning costs ($2.1M); Restructuring costs ($5.7M). Bornemann Pumps acquisition costs, integration costs, and backlog amortization ($3.2M).

#A - 2011 Segment operating income includes Transformation costs ($3.8M) and Restructuring costs ($3.2M).
#B - 2012 Corporate operating expense includes Transformation income & Repositioning costs ($3.7M); Restructuring costs ($2.2M); Asbestos related expense ($15.8M) and acquisition (Bornemann) expense ($2.2M).
#B - 2011 Other Income includes reversal of a legacy related reserve ($2.0M).
#B - 2011 Corporate operating expense includes Transformation costs ($308.0M); Asbestos provision ($9.6M); Restructuring costs ($0.1M); Release of guarantee ($9.6M); Gain on Legal entity liquidation ($3.0M).
#C - Pro forma adjustment reflects elimination of interest expense as if repayment of $1,250M of long term debt occurred January 1 and elimination of interest income as if $400M of aggregate cash was distributed to Exelis and Xylem on January 1
#D - 2012 Includes various tax-related special items including IRS audit settlement, return to provision true-up and tax basis balance sheet adjustments.
#D - 2011 Includes effect of additional valuation allowance ($340.7M); Charge on undistributed foreign earnings ($69.3M); Benefit from change in the state tax rates ($31.9M).
#E - Impact of $0.06 in 2011 of increasing share count due to adjusting loss from continuing operations to adjusted income from continuing operations
Note: Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS Full Year 2012 & 2011 (Unaudited) ($ Millions, except EPS and shares)

	FY 2012 As Reported	Non-GAAP Adjustments		FY 2012 As Adjusted	FY 2011 As Reported	Non-GAAP Adjustments		Pro Forma Adjustments		FY 2011 As Adjusted		Change 2012 vs. 2011 As Adjusted	Percent Change 2012 vs. 2011 As Adjusted

Segment Operating Income	247.6	20.3	#A	267.9	269.8	9.5	#A	-		279.3

Interest Income (Expense)	2.7	(7.5)	#B	(4.8)	(72.4)	(2.0)	#B	54.0	#E	(20.4)
Other Income (Expense)	(5.1)	-		(5.1)	(0.8)	(2.0)	#C	-		(2.8)
Gain on sale of Assets	-	-		-	2.2	-		-		2.2
Corporate (Expense)	(96.1)	66.5	#C	(29.6)	(514.7)	479.1	#C	-		(35.6)

Income (Loss) from Continuing Operations before Tax	149.1	79.3		228.4	(315.9)	484.6		54.0		222.7

Income Tax Benefit (Expense)	(39.6)	(30.8)	#D	(70.4)	(260.6)	209.8	#D	(20.0)		(70.8)

Income (Loss) from Continuing Operations	109.5	48.5		158.0	(576.5)	694.4		34.0		151.9

EPS from Continuing Operations	1.16	0.52		1.68	(6.22)	7.42		0.36		1.62	#F	0.06	4%

Note: Amounts may not calculate due to rounding.

#A - 2012 Segment operating income includes Transformation & Repositioning costs ($5.2M); Restructuring costs ($10.4M). Bornemann Pumps acquisition costs, integration costs, and backlog amortization ($4.7M).
#A - 2011 Segment operating income includes Transformation costs ($4.8M) and Restructuring costs ($4.7M).
#B - Reduction in Interest expense related to closure of tax audits of ($7.5M) and ($2.0M) for 2012 and 2011, repectively.
#C - 2012 Corporate operating expense includes Transformation costs ($8.7M); Repositioning costs ($7.8); asbestos expense ($50.9M); Restructuring expense ($3.6M); environmental income ($6.7M); and acquisition (Bornemann) expense ($2.2M)
#C - 2011 Other Income includes reversal of a legacy related reserve ($2.0M).
#C - 2011 Corporate operating expense includes Transformation costs ($391.3M); Annual asbestos remeasurement ($41.0M); Quarterly asbestos provision ($59.4M); Release of guarantee ($9.6M); Gain on Legal entity liquidation ($3.0M).
#D - 2012 Includes various tax-related special items including IRS audit settlement, return to provision true-up and tax basis balance sheet adjustments.
#D - 2011 Includes effect of additional valuation allowance ($340.7M); Charge on undistributed foreign earnings ($69.3M); Benefit from change in the state tax rates ($31.9M).
#E - Pro forma adjustment reflects elimination of interest expense as if repayment of $1,250M of long term debt occurred January 1 and elimination of interest income as if $400M of aggregate cash was distributed to Exelis and Xylem on January 1
#F - Impact of $0.06 in 2011 of increasing share count due to adjusting loss from continuing operations to adjusted income from continuing operations
Note: Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion Fourth Quarter 2012 & 2011

($ 000's)

	12M 2012	12M 2011

Net Cash - Operating Activities	247.1	(322.4)

Capital Expenditures	83.8	102.3

Free Cash Flow, including Transformation	163.3	(424.7)

Transformation Capex	3.8	17.7

Repositioning Capex	1.5	-

Transformation Cash Payments	47.3	355.0

Repositioning Cash Payments	5.8	-

Net Asbestos Cash Payments, Pre-Tax	20.2	22.0

Discretionary Pension Contributions, Net of tax	29.2	-

Adjusted Free Cash Flow	271.1	(30.0)

Income from Continuing Operations	109.5	(576.5)

Special Items (including Transformation & Repositioning Costs)	48.5	728.4

Income from Continuing Operations, Excluding
Special Items	158.0	151.9

Adjusted Free Cash Flow Conversion	171.6%	NA

CONTACT:
Investors:
Melissa Trombetta
+1-914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1-914-641-2103
kathleen.bark@itt.com